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 FORM 3                                                     OMB APPROVAL
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                                                     OMB Number: 25-0328
                                                     Expires: May 31,2001
                                                     Estimated average burden
                                                     hours per response......0.5
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


                     Filed pursuant to Section 16(a) of the
    Securities Exchange Act of 1934, Section 17(2) of the Public Utility See
      Instruction 1(b) Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940

------------------------------------------ --------------------- -------------------------------------------------------------------
1.  Name and Address of Reporting Person*  2. Date of Event Re-  4. Issuer Name and Ticker or Trading Symbol
                                              quiring Statement      Cover-All Technologies Inc.    "COVR"
    Gallagher      Maryanne          Z.       (Month/Day/Year)   --------------------------------------------- ---------------------
------------------------------------------                       5. Relationship of Reporting Person to Issuer 6.  If Amendment,
    (Last)         (First)        (Middle)    1/3/2000                     (Check all applicable)                   Date of Original
                                           --------------------- ____ Director            _____ 10% Owner          (Month/Day/Year)
    c/o Cover-All Technologies, Inc.      3. IRS or Social Sec- _X__ Officer (give       _____ Other (specify ---------------------
    18-01 Pollitt Drive                      urity Number                     title below)            below)  7. Individual or
------------------------------------------   of Reporting               Senior Vice President                    Joint/Group Filing
      (Street)                                (Voluntary)        ---------------------------------------------    (Check Applicable
                                                                                                                   Line)
    Fair Lawn     New Jersey      07410                                                                        ___ Form filed by
------------------------------------------ ---------------------                                                   More than One
    (City)      (State)           (Zip)                                                                            Reporting Person
                                                                                                               _X_ Form filed by One
                                                                                                                   Reporting Person
------------------------------------------ --------------------- --------------------------------------------- ---------------------

             Table 1 - Non-Derivative Securities Beneficially Owned
------------------------------------- -------------------------  ---------------------- --------------------------------------------
1.  Title of Security                 2.  Amount of Securities   3.  Ownership          4.  Nature of Indirect Beneficial Ownership
    (Instr. 4)                            Beneficially Owned         Form: Direct           (Instr. 5)
                                          (Instr. 4)                 (D) or Indirect
                                                                     (I)(Instr. 5)
------------------------------------- -------------------------  ---------------------- --------------------------------------------

 None
------------------------------------- -------------------------  ---------------------- --------------------------------------------

------------------------------------- -------------------------  ---------------------- --------------------------------------------

------------------------------------- -------------------------  ---------------------- --------------------------------------------

------------------------------------- -------------------------  ---------------------- --------------------------------------------

*  If the Form is filed by more than one Reporting Person, see Instruction
5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                           (Print or Type Responses)
                                                                          (Over)

      Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants,options, convertible securities)
--------------------------------- ------------------------ --------------------------------- ---------- ---------- -----------------
1.  Title of Derivative Security  2. Date Exercisable and  3. Title and Amount of Securities 4. Conver- 5. Owner-  6. Nature of In-
    (Instr. 4)                       Expiration Date          Underlying                     sion or    ship       direct Beneficial
                                     (Month/Day/Year)         Derivative Security            Exercise   Form of    Ownership
                                                              (Instr. 4)                     Price of   Deriv-     (Instr. 5)
                                                                                             Deri-      ative
                                  ------------ ----------- --------------- ----------------- vative     Secur-
                                  Date         Expira-         Title        Amount           Security   ity:
                                  Exercisable  tion                         or Number                   Direct
                                               Date                         of Shares                   (D) or
                                                                                                        Indirect
--------------------------------- ------------ ----------- --------------- ----------------- ---------- ---------- -----------------

--------------------------------- ------------ ----------- --------------- ----------------- ---------- ---------- -----------------

--------------------------------- ------------ ----------- --------------- ----------------- ---------- ---------- -----------------

--------------------------------- ------------ ----------- --------------- ----------------- ---------- ---------- -----------------

--------------------------------- ------------ ----------- --------------- ----------------- ---------- ---------- -----------------

Explanation of Responses:





** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


                           By: /s/ Maryanne Gallagher       Date: Sept. 8,2000
                              ----------------------------       ---------------
                           **Signature of Reporting Person

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure
                                                                 SEC 1147 (9-93)